SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 2
                                       to
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                            Enterprise Software, Inc.
                            -------------------------
                            (formerly IndeNet, Inc.)
                            ------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)


                                    45337P10
                                 --------------
                                 (CUSIP Number)


                                   Thomas E. Constance, Esq.
                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                      -------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                          February 3, 1999 (See Item 4)
                       ----------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check
                                    the following box: |_|


                               Page 1 of 15 Pages

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               InterEquity Capital Partners, L.P.
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               WC, OO (See Item 3)
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 101,863 (See Item 5)
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 Not Applicable  (See Item 5)
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               101,863  (See Item 5)
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              Not Applicable  (See Item 5)
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               101,863
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.3%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
                PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Irwin Schlass
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 5,750
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 11,250
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               5,750
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              11,250
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               17,000
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES            (See Item 5)                                       |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .4%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Natalie Schlass
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 None
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 11,250
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               None
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              11,250
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               11,250
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .2%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jack Schleifer
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 68,875
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 Not Applicable
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               68,875
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              Not Applicable
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               68,875
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.5%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stephen Raphael
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 42,125
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 Not Applicable
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               42,125
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              Not Applicable
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               42,125
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                     (See Item 5)                              |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .9%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Marjorie Raphael
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 500
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 Not Applicable
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               500
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              Not Applicable
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               500
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            Less than .1%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Lucille Raphael
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 49,250
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 Not Applicable
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               49,250
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              Not Applicable
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               49,250
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.1%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jacqueline Raphael
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 500
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 Not Applicable
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               500
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              Not Applicable
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               500
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            Less than  .1%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 45337P10
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Joanne Alonso
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) |_|

                                                                         (b) |X|
--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

               PF
--------------------------------------------------------------------------------

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|
--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                          7)   SOLE VOTING POWER
        NUMBER                 4,500
                          ------------------------------------------------------
        OF                8)   SHARED VOTING POWER
        SHARES                 Not Applicable
                          ------------------------------------------------------
        BENEFICIALLY      9)   SOLE DISPOSITIVE POWER
        OWNED BY               4,500
                          ------------------------------------------------------
        EACH              10)  SHARED DISPOSITIVE POWER
        REPORTING              Not Applicable
                          ------------------------------------------------------
        PERSON
        WITH
--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               4,500
--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                               |_|
--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            Less than  .1%
--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

Schedule 13D
------------


Item 1.        Security and Issuer.
               -------------------

        This Statement amends the Schedule 13D dated June 19, 1998, as amended by Amendment No. 1 to Schedule 13D dated August 24, 1998 (the "Statement") filed by InterEquity Capital Partners, L.P. and the other Filing Persons named therein relating to the Common Stock, $.001 par value (the "Common Stock"), of Enterprise Software, Inc. (formerly IndeNet, Inc.), a Delaware corporation (the "Company"). The share numbers on the cover pages of this amendment have been adjusted for a one for four reverse split of the Common Stock effective July 14, 1998. Notwithstanding this Amendment No. 2, the Statement speaks as of its date. Capitalized terms used herein without definition have the meanings assigned to them in the Statement.

Item 2 of the Statement, "Identity and Background," is amended as follows:

        1) The third paragraph thereof is amended and restated in its entirety as follows:

               The general partner of InterEquity Partners is InterEquity Capital Corporation, a New York corporation ("InterEquity Corporation"), whose business address is 220 Fifth Avenue, New York, New York 10001, and who, by virtue of its position as general partner of InterEquity Partners, may be deemed a controlling person thereof. InterEquity Corporation is principally engaged in the business of acting as general partner of InterEquity Partners. Irwin Schlass is the Chairman of the Board, Chief Executive Officer and a Director of InterEquity Corporation. Stephen Raphael is a Director of InterEquity Corporation. The additional executive officers of InterEquity Corporation are Abraham Goldstein, Kenneth M. Harlan and Barbara J. Hayes. The additional directors of InterEquity Corporation are Monte Engler, Abraham Goldstein, John Radziwill, George Sarner, Myron Weinblatt and Eugene Wong. The advisory director of InterEquity Corporation is Ken Leon.

        2) Schedule I is amended and restated in its entirety as follows:

                                          SCHEDULE I

                                ITEM 2 BACKGROUND INFORMATION

        1)     Irwin Schlass
               Chairman of the Board, CEO
               InterEquity Capital Corporation
               220 Fifth Avenue
               New York, New York 10001

        2)     Natalie Schlass
               President
               Nat Schlass Realty Corp.
               30 Lincoln Plaza
               New York, New York  10023

        3)     Jack Schleifer
               President
               Jack Schleifer Realty
               60 East 42nd Street
               New York, New York  10165

        4)     Stephen Raphael
               Senior Managing Director
               Bear Stearns & Co., Inc.
               245 Park Avenue
               New York, New York  10167

        5)     Marjorie Raphael
               Homemaker
               c/o Stephen E. Raphael
               289 Piping Rock Road
               Old Brookville, New York  11545

        6)     Lucille Raphael
               Retired
               c/o Stephen E. Raphael
               289 Piping Rock Road
               Old Brookville, New York  11545

        7)     Jacqueline Raphael
               Television Producer
               c/o Stephen E. Raphael
               289 Piping Rock Road
               Old Brookville, New York  11545

        8)     Joanne Alonso
               Insurance Broker
               c/o Stephen E. Raphael
               289 Piping Rock Road
               Old Brookville, New York  11545

        9)     Monte Engler
               Partner
               Phillips, Nizer, Benjamin, Krim & Ballon LLP
               666 Fifth Avenue
               New York, New York 10103

        10)    Abraham Goldstein
               President
               InterEquity Capital Corporation
               220 Fifth Avenue
               New York, New York 10001

        11)    John Radziwill
               Private Investor
               230 Park Avenue
               New York, New York  10169

        12)    George Sarner
               Senior Managing Director
               Bear Stearns & Co., Inc.
               245 Park Avenue
               New York, New York  10167

        13)    Myron Weinblatt
               Retired
               320 Central Park West
               New York, New York  10025

        14)    Eugene Wong
               AmerAsia Partners
               89 Headquarters Plaza
               North Tower, 14th Floor
               Morristown, New Jersey 07960

        15)    Kenneth M. Harlan
               Vice President-Finance, Secretary, Treasurer
               InterEquity Capital Corporation
               220 Fifth Avenue
               New York, New York 10001

        16)    Barbara J. Hayes
               Assistant Secretary
               InterEquity Capital Corporation
               220 Fifth Avenue
               New York, New York 10001

        17)    Ken Leon
               Senior Vice President
               Lehman Brothers
               American Express Tower, 14th Floor
               3 World Financial Center
               New York, New York 10285


Item 4 of the Statement, "Purpose of the Transaction," is amended to add the following new paragraph after the last paragraph thereof:

        On February 3, 1999, Irwin Schlass joined the Board of Directors of the Company.

SIGNATURES
----------


        After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated:   February 3, 1999


                                            InterEquity Capital Partners, L.P.


                                               By: InterEquity Capital
                                                   Corporation, general partner


                                                 /s/ Irwin Schlass
                                               ---------------------------------
                                               By:       Irwin Schlass
                                               Title:    Chief Executive Officer


                                                /s/ Irwin Schlass
                                               ---------------------------------
                                                          Irwin Schlass


                                                    Natalie Schlass

                                                 /s/ Irwin Schlass
                                               ---------------------------------
                                               By:        Irwin Schlass
                                               Her:       Attorney in Fact


                                                    Jack Schleifer

                                                 /s/ Irwin Schlass
                                               ---------------------------------
                                               By:        Irwin Schlass
                                               His:       Attorney in Fact


                                                /s/ Stephen Raphael
                                               ---------------------------------
                                                          Stephen Raphael


                                                  Marjorie Raphael

                                                 /s/ Stephen Raphael
                                               ---------------------------------
                                               By:        Stephen Raphael
                                               Her:       Attorney in Fact

                                                 Lucille Raphael

                                                 /s/ Stephen Raphael
                                               ---------------------------------
                                               By:        Stephen Raphael
                                               Her:       Attorney in Fact


                                               Jacqueline Raphael

                                                 /s/ Stephen Raphael
                                               ---------------------------------
                                               By:        Stephen Raphael
                                               Her:       Attorney in Fact


                                              Joanne Alonso

                                                 /s/ Stephen Raphael
                                               ---------------------------------
                                               By:        Stephen Raphael
                                               Her:       Attorney in Fact